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|            |                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION               |    OMB APPROVAL               |
|  FORM 3    |                                  Washington, D.C. 20549                            |-------------------------------|
|            |                                                                                    |  OMB Number:   3235-0104      |
--------------                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF                 |  Expires: September 30, 1998  |
                                                      SECURITIES                                  |  Estimated average burden     |
                                                                                                  |  hours per response......0.5  |
                                                                                                   -------------------------------

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                           Section 17(a) of the Public Utility
                                     Holding Company Act of 1935 or Section 30(F) of
                                            the Investment Company Act of 1940

(Print or Type Responses)
|----------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*       |2. Date of Event Re- |4. Issuer Name and Ticker of Trading Symbol                 |
|                                               |   quiring Statement |                                                            |
|   Dembsky          Jay           H            |   (Month/Day/Year)  |    Vita Food Products, Inc.   VSF                          |
|-----------------------------------------------|                     |------------------------------------------------------------|
|   (Last)           (First)      (Middle)      |       1/16/97       |5. Relationship of Reporting   |6. If Amendment, Date       |
|                                               |---------------------|   Person(s) to Issuer         |   of Original              |
|                                               |                     |   (Check all applicable)      |   (Month/Day/Year)         |
|2222 West Lake Street                          |3. IRS or Social Se- |    Director         10% Owner |                            |
|-----------------------------------------------|   curity Number of  | ---              ----         |----------------------------|
|           (Street)                            |   Reporting Person  |  X Officer (give  ----Other   |7. Individual or Joint/Group|
 _____________________________
|                                               |   (Voluntary)       | ---   title below)   (specify |   Filing (Check Applicable |
|                                               |                     |                        below) |   Line)                    |
|                                               |                     | Vice President, Chief Finan-  |XX Form filed by One Report-|
|Chicago                IL          60612       |    ###-##-####      |   cial Officer                |   ing Person               |
|                                               |                     |      -------------------      |__ Form filed by More than  |
|                                               |                     |                               |   One Reporting Person     |
|-----------------------------------------------|---------------------|------------------------------------------------------------|
|  (City)            (State)        (Zip)       |                     | Table I - Non-Derivative Securities Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                          |                  |                                       |
|1. Titile of Security                       | 2. Amount of Securities  | 3. Ownership     |4. Nature of Indirect Beneficial Owner-|
|   (Instr. 4)                               |    Beneficially Owned    |    Form: Direct  |   ship (Instr. 5)                     |
|                                            |    (Instr. 4)            |    (D) or In-    |                                       |
|                                            |                          |        direct    |                                       |
|                                            |                          |    (I) (Instr. 5)|                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |
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|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                          (Over)

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).                                                      SEC 1473 (7-96)



FORM 3 (continued)

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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| 1. Title of Derivative | 2. Date Exer-       | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature of  |
|    Security (Instr. 4) |    cisable and      |    Underlying Derivative Security |    sion or    |    ship       |    Indirect   |
|                        |    Expiration       |    (Instr. 4)                     |    Exercise   |    Form of    |    Beneficial |
|                        |    Date             |                                   |    Price of   |    Deriv-     |    Ownership  |
|                        |    (Month/Day/Year) |                                   |    Deri-      |    ative      |    (Instr. 5) |
|                        |---------------------------------------------------------|    vative     |    Security:  |               |
|                        | Date    | Expira-   |                         | Amount  |    Security   |    Direct     |               |
|                        | Exer-   | tion      |      Title              | of      |               |    (D) or     |               |
|                        | cisable | Date      |                         | Number  |               |    Indirect   |               |
|                        |         |           |                         | of      |               |    (I)        |               |
|                        |         |           |                         | Shares  |               |    (Instr. 5) |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock Option   |         |           |                                   |               |               |               |
|(right to buy)          |10/14/97 | 10/14/06  |Common Stock                       | 16,000        | $5.22         |  D            |
|----------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock Option   |         |           |                                   |               |               |               |
|(right to buy)          |10/14/98 | 10/14/06  |Common Stock                       | 16,000        | $5.22         |  D            |
|----------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock Option   |         |           |                                   |               |               |               |
|(right to buy)          |10/14/99 | 10/14/06  |Common Stock                       | 16,000        | $5.22         |  D            |
|----------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock Option   |         |           |                                   |               |               |               |
|(right to buy)          |10/14/00 | 10/14/06  |Common Stock                       | 16,000        | $5.22         |  D            |
|----------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock Option   |         |           |                                   |               |               |               |
|(right to buy)          |10/14/01 | 10/14/06  |Common Stock                       | 16,000        | $5.22         |  D            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
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|                        |         |           |                                   |               |               |               |
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Explanation of Responses:

                                                                                             /s/ Jay H. Dembsky             12/19/96
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   -------------------------------  ------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 **Signature of Reporting Person   Date



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